EXHIBIT 5.1

Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
Telephone: (636) 736-7000

October 5, 2004

Board of Directors
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039

                 Re:        Reinsurance Group of America, Incorporated - Registration Statement on Form S-8

Ladies and Gentlemen:

                As Executive Vice President, General Counsel and Secretary of Reinsurance Group of America, Incorporated (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on October 5, 2004 in connection with the registration under the Act of an aggregate of 100,000 shares of Common Stock, par value $0.01 per share, of the Company (collectively, the “Shares”) issuable under the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated (the “Plan”).

                In connection with the preparation of the Registration Statement, I have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as I have considered appropriate and necessary for the rendering of this opinion. I have assumed for the purpose of this opinion the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies, and the genuineness of the signatures thereon.

                Based on the foregoing and in reliance thereon and upon my review of applicable statutes and case law, it is my opinion that: (i) the Obligations have been duly authorized and (ii) the Shares, after the Registration Statement becomes effective and after any post-effective amendment required by law is duly completed, filed and becomes effective, and when the applicable provisions of “Blue Sky” and other state securities laws shall have been complied with, and when the Shares are issued and sold in accordance with the Plan and the Form S-8 prospectus to be delivered to participants of the Plan, will be validly issued, fully paid and non-assessable.

                I hereby consent to the inclusion of my opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without my prior written consent. I am opining herein as to the effect on the subject transaction only of United States federal law and the internal (and not the conflict of law) laws of the State of Missouri, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Very truly yours,

/s/ James E. Sherman James E. Sherman, Esq. Executive Vice President, General Counsel and Secretary